UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         October 28, 2005
Date of Report (Date of earliest event reported):

PURE BIOSCIENCE
(Exact name of registrant as specified in charter)

California (State or other jurisdiction of incorporation)	33-0530289 (IRS Employer Identification No.)

1725 Gillespie Way, El Cajon, California 92020
(Address of principal executive offices)

(619) 586 8600
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events

On October 28, 2005, PURE issued a news release responding to recent news releases published by Falken Industries Ltd. and Nickel Ltd. on October 24 and October 26, 2005, respectively. The text of PURE’s news releases is included herein. Additionally, this Form 8-K details the lengthy and complex litigation proceedings involving first NVID International and subsequently Nickel Ltd. and Falken Industries Ltd.

News from PURE Bioscience:  PURE Bioscience Issues Cease and Desist Letter and Rebuts Fictitious Claims by Falken Industries Ltd. and Nickel Ltd.

SAN DIEGO, CA, October 28, 2005 – PURE Bioscience (OTCBB: PURE) today responded to recent news releases published by Falken Industries Ltd. and Nickel Ltd. on October 24 and October 26, 2005, respectively, and emphatically stated the Falken and Nickel releases contain intentionally false and misleading statements regarding PURE Bioscience.

PURE Bioscience’s President and CEO, Michael L. Krall, commented, “The malicious and intentionally misleading news releases by Falken and Nickel are deliberate attempts to damage PURE. Contrary to the claims by Falken and Nickel, no judgment has ever been entered against PURE in France. In fact, no judgment of claims by Falken and Nickel has ever been entered against PURE anywhere. Furthermore, PURE has not been served with any pending lawsuit by Nickel or Falken. We have successfully defended our company from similar unjustified attacks by NVID International, Emile Gouiran and Gouiran’s companies Nickel and Falken for almost three years now, and our efforts have resulted in recent binding arbitral awards of $14.2 million against NVID and $3.6 million against Falken. We have also succeeded in France in that four previous suits filed by Nickel have been dismissed by the French courts in favor of PURE.”

“We view these press releases as a reaction by Emile Gouiran, Nickel and Falken to the steady stream of adverse rulings in arbitration and related Federal Court proceedings in the United States as well as the four dismissals by French courts of frivolous claims by Nickel against PURE,” stated Dennis B. Atchley, Corporate Secretary and General Counsel for PURE Bioscience. PURE is represented by Cournot Association d’Advocats in Paris, France.

Atchley continued, “The issuance of these fraudulent news releases is yet another example of Gouiran’s pattern of dishonest and unethical business practices and may be an attempt to coerce us into an extorted settlement of the binding arbitral awards that will soon be confirmed into Federal Court judgments. Although we are sensitive to the costs of litigation, we will continue to employ proper legal remedies to defend our company, our intellectual property and our shareholders from further damage.”

PURE’s litigation counsel has issued a cease and desist letter to Falken and Nickel dated October 26, 2005 which demands immediate cessation of the improper conduct and immediate retraction of the offending press releases. Nickel Ltd. and Falken Industries Ltd. are represented by the same counsel and have been determined in a prior arbitral proceeding to be under common control.

Atchley concluded, “If in fact Nickel has in the past several days filed litigation in France regarding Axen license issues as stated in its news releases, Nickel is violating a US Federal court order issued on September 30, 2005 by District Judge M. James Lorenz requiring such matters to be adjudicated in an arbitral setting in San Diego County before Arbitrator John L’Estrange in which PURE is the claimant.”

PURE has filed a Form 8-K with the Securities and Exchange Commission which details the lengthy and complex litigation proceedings involving first NVID International and subsequently also Gouiran and his US entities Nickel Ltd. and Falken Industries Ltd.

Decisive Wins for PURE
In October 2003, PURE filed an arbitration action through the American Arbitration Association International Center for Dispute Resolution, case number 50 T 133 00528 03, against NVID International and Falken Industries, Ltd. PURE sought damages and relief from continued and ongoing public dissemination of false, misleading and disparaging statements as well as complete cooperation in enforcing and defending the Axenohl patent and related technology. The arbitration was split into two cases, and PURE proceeded first against NVID.

In November 2004, PURE received a $14.2 million award resulting from its arbitration proceeding against NVID International, Inc. through the American Arbitration Association International Center for Dispute Resolution. In addition, due to the Arbitrator’s determination of material breach by NVID International, PURE’s royalty and other contractual obligations to NVID were legally terminated. The November 2004 arbitration award is set to be confirmed in the US District Court, Southern District of California, case number 05cv0446 L (NLS), on or about November 14, 2005.

In October 2005, PURE received a further $3.4 million award plus costs of $241,000 resulting from the binding arbitration proceeding, case number 50 T 133 00021 05, against Falken Industries. PURE has also filed the October 2005 arbitration award with the US District Court, Southern District of California as case number 05cv2020 JAH (AJB) and is awaiting the assignment of a confirmation hearing date. PURE is evaluating the issue of collectibility and potential liability of all related individuals and entities.

Continuing Arbitration
In June 2004, PURE Bioscience filed an arbitration action against Nickel Ltd. and Falken Industries Ltd., case number 50 T 133 00319 04, for breach of contract regarding a license for Axen30®. Nickel resisted arbitration, and on September 30, 2005, the US District Court, Southern District of California ruled in case number 04cv2248 L (NLS) that Nickel was to arbitrate. The arbitration is in progress and currently set for hearing on the merits on April 10, 2006. PURE anticipates the arbitral hearing regarding Falken will proceed separately and that the actions against Falken and Nickel will resolve favorably to PURE as they have in the past.

About PURE Bioscience
PURE Bioscience (PURE) develops and markets technology-based bioscience products that provide non-toxic solutions to numerous global health challenges. PURE’s proprietary high efficacy/low toxicity bioscience technologies, including its silver dihydrogen citrate-based antimicrobials and boric acid-based pesticides, represent innovative advances in diverse markets and lead today’s global trend toward industry and consumer use of “green” products while providing competitive advantages in efficacy and safety. PURE Bioscience, headquartered in El Cajon, California, (San Diego metropolitan area), was incorporated in 1992 and was formerly named Innovative Medical Services. For additional information on PURE Bioscience, visit the Company’s website: www.purebio.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company’s current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

_________________

Legal Proceedings History
We have engaged in arbitration and litigation with first NVID and subsequently Nickel Ltd. and Falken Industries Ltd. for several years. The following is a brief summary of the development of legal proceedings between the parties.

PURE Acquires Axenohl Technology
On November 15, 2001, in full and complete resolution of various disputes between the parties and various pending litigation and arbitration matters, including both State and Federal Florida court actions, a federal action in California and a San Diego arbitration, we entered into a Core Settlement Agreement with NVID. Pursuant to the Core Settlement Agreement the parties executed an “Assignment of Patent and Related Intellectual Property” pursuant to which NVID, “sold, assigned, transferred and set over” to us its “entire right, title and interest in and to” all Axenohl® patent rights. The Core Settlement Agreement was properly approved by each company’s respective Board of Directors. As a direct result thereof, effective as of November 15, 2001, we became the sole, exclusive and undisputed owner of all Axenohl® patents, and all related technology, trademarks and intellectual property.

PURE Signs Cross-Marketing and Licensing Agreements with Nickel Ltd.
In January 2003, we entered into a complex cross-marketing and licensing agreement with Nickel Ltd. Under the terms of the three-part agreement, 1) we granted Nickel Ltd. (Nickel) a license for industrial-grade silver dihydrogen citrate (Axen30) product development in Europe for specified products and markets; 2) Nickel granted us two “Super Distribution Agreements” one of which allowed us to sell Nickel’s existing janitorial/sanitation product line in the US and also authorized us to sell in the US the disinfectant wipes and sprays Nickel was to develop using Axen30. The second Super Distribution Agreement established a 50/50 joint venture between PURE and Nickel. The joint venture was to sell and distribute Nickel’s existing line of automotive wet wipe products to automotive aftermarket retailers and mass merchandisers in the United States.

Nickel Defaults: Deal Collapses
On January 21, 2003, we shipped to Nickel thirty-two 55-gallon barrels (1,760 gallons) of certified Axen-30, ex-factory, for Nickel’s initial launch of Bac’Out. Nickel did not pay for the 32 barrel shipment. Nickel also defaulted on the $300,000 licensing fee obligation owed to us. Additionally, the automotive and janitorial aspects of the cross marketing arrangement were not feasible because Nickel’s promised margins and target prices for retailing the products were not provided to us. Based on the complete failure of consideration and the material breaches of Nickel, we ceased our business relationship.

Nickel and NVID Conspire Against PURE: PURE Prevails
In mid- 2003, representatives of Nickel and NVID met, the offshoot of which was the formation of Falken Industries into which both companies contributed claimed litigation rights against PURE. There followed a blizzard of libelous postings and other written and oral communications by NVID, Nickel and Falken adverse to our interests. In response to trade libel and claimed breach by NVID/Falken to the Core Settlement Agreement, in October 2003 we instituted an arbitration before the American Arbitration Association, Jack Fitzmaurice presiding, requesting declaratory relief and damages. Falken declined to voluntarily participate, and the case was split into two cases. We proceeded first against NVID while petitioning the Federal Court in the Southern District of California in case number 04cv1147 L (NLS) for an order requiring Falken to participate in the arbitration. Arbitrator Fitzmaurice, after hearing our evidence and in light of NVID’s failure to appear at hearing, entered his final arbitral award against NVID in an amount exceeding $14 million. Concurrently, Arbitrator Fitzmaurice confirmed that the material breach of NVID effectively and permanently obviated any royalty obligations which we otherwise would have had to NVID under the terms and conditions of the Core Settlement Agreement.

On January 4, 2005 in case number 04cv1147 L (NLS), Judge M. James Lorenz granted our Petition to Compel Falken to arbitrate, which arbitration ultimately proceeded to 8 days of hearing in August of 2005 before Arbitrator Jack Fitzmaurice in San Diego County. Falken vigorously resisted the allegations in our complaint, which included breach of contract, trade libel and public dissemination of false, misleading and disparaging statements. On October 12, 2005, Jack Fitzmaurice issued his final arbitral award in favor of us and against Falken in an amount exceeding $3.6 million. On October 26, 2005, we filed our petition to confirm this arbitral award against Falken into an enforceable Federal Judgment. Concurrently, and by separate petition, we are proceeding to confirm the earlier referenced NVID arbitral award into an enforceable judgment in case number 05cv0446 L and are investigating individuals and entities who may be legally responsible for payment thereof in light of NVID’s apparent cessation of operation and the decamping of its officers and directors, some of whom have been or are in directorial positions with Falken.

Continuing Arbitration
In June 2004, PURE Bioscience filed an arbitration action against Nickel Ltd. and Falken Industries Ltd., case number 50 T 133 00319 04, for breach of contract regarding a license for Axen30. Nickel resisted arbitration, and on September 30, 2005, the US District Court, Southern District of California ruled in case number 04cv2248 L (NLS) that Nickel was to arbitrate. The arbitration is in progress and currently set for hearing on the merits on April 10, 2006. We anticipate the arbitral hearing regarding Falken will proceed separately and that the actions against Falken and Nickel will resolve in our favor as they have in the past.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PURE BIOSCIENCE

Dated: October 28, 2005

/s/ MICHAEL L. KRALL
Michael L. Krall, Chief Executive Officer